EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

				Jurisdiction of
Name	Direct Parent(s)	Ownership		Incorporation
Genzyme Europe B.V.	Imtix SangStat (Switzerland) GmbH	100%		The Netherlands
Genzyme Flanders BVBA	Genzyme International Holdings Limited Genzyme Global S.à.r.l.	99.9% 0.1%		Belgium
Genzyme International Holdings Limited	Genzyme Global S.à.r.l.	100%		Republic of Ireland
Genzyme Ireland Limited	Genzyme International Holdings Limited	100%		Republic of Ireland
Genzyme Limited	Genzyme Global S.à.r.l	100%		England
Genzyme Polyclonals S.A.S.	SangStat Medical, LLC	100%		France
Genzyme Therapeutic Products Limited Partnership	Genzyme Therapeutic Products Corporation Genzyme Corporation	1 99	% %	Massachusetts, United States
Genzyme Therapeutic Products Corporation	Genzyme Corporation	100%		Massachusetts, United States
Imtix SangStat (Switzerland) GmbH	Genzyme Global S.à.r.l.	100%		Switzerland
Genzyme Global S.à.r.l.	Genzyme Luxembourg S.à.r.l.	100%		Luxembourg
Genzyme Luxembourg S.à.r.l.	Genzyme Corporation	100%		Luxembourg